                                                                     Exhibit g 2


                           AUTOMATIC AND FACULTATIVE
                  YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                           Effective January 1, 2002



                                    Between



                        TIAA-CREF LIFE INSURANCE COMPANY
                               ("Ceding Company")

                                730 Third Avenue
                         New York, New York 10017-3206



                                      And



                   SECURITY LIFE OF DENVER INSURANCE COMPANY
                                 ("Reinsurer")

                              Security Life Center
                                 1290 Broadway
                          Denver, Colorado 80203-5699


                       Reinsurer Agreement No. 0331-2857

                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT


                            This Agreement is between


               TIAA-CREF LIFE INSURANCE COMPANY (Ceding Company),
                 730 Third Avenue, New York, New York 10017-3206


                                       And


             SECURITY LIFE OF DENVER INSURANCE COMPANY (Reinsurer), Security Life Center, 1290 Broadway, Denver, Colorado 80203-5699.

The Reinsurer agrees to reinsure certain portions of the Ceding Company's contract risks as described in the terms and conditions of this Agreement.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by both parties.

This Agreement will be governed under the laws of the state of New York.

In witness of the above, the Ceding Company and the Reinsurer have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2002.


TIAA-CREF LIFE                           SECURITY LIFE OF DENVER
INSURANCE COMPANY                        INSURANCE COMPANY

By:   _________________________________  By:   _________________________________
Title:_________________________________  Title:_________________________________
Date:__________________________________  Date:__________________________________


By:   _________________________________  By:   _________________________________
Title:_________________________________  Title:_________________________________
Date:__________________________________  Date:__________________________________

                 AUTOMATIC AND FACULTATIVE REINSURANCE AGREEMENT

                                Table of Contents

1.  PARTIES TO AGREEMENT....................................................   1

2.  REINSURANCE BASIS.......................................................   1

3.  AUTOMATIC REINSURANCE TERMS.............................................   1
    a.       CONVENTIONAL UNDERWRITING......................................   1
    b.       RETAINED PERCENTAGE............................................   2
    c.       AUTOMATIC ACCEPTANCE LIMITS....................................   2
    d.       AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.......................   2
    e.       RESIDENCE......................................................   2
    f.       MINIMUM CESSION................................................   2
    g.       NO PRIOR FACULTATIVE SUBMISSIONS. .............................   2

4.  AUTOMATIC REINSURANCE NOTICE PROCEDURE..................................   2

5.  FACULTATIVE REINSURANCE.................................................   2

6.  COMMENCEMENT OF REINSURANCE COVERAGE....................................   3
    a.       AUTOMATIC REINSURANCE..........................................   3
    b.       FACULTATIVE REINSURANCE........................................   3
    c.       PRE-ISSUE COVERAGE.............................................   3

7.  BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES...............   4
    a.       LIFE REINSURANCE...............................................   4
    b.       SUPPLEMENTAL BENEFITS..........................................   4
    c.       TABLE RATED SUBSTANDARD PREMIUMS...............................   4
    d.       FLAT EXTRA PREMIUMS............................................   4
    e.       PREMIUM ADJUSTMENTS............................................   4

8.  CASH VALUES OR LOANS....................................................   4

9.  PAYMENT OF REINSURANCE PREMIUMS.........................................   5
    a.       PREMIUM DUE....................................................   5
    b.       FAILURE TO PAY PREMIUMS........................................   5
    c.       OVERPAYMENT OF REINSURANCE PREMIUM.............................   5
    d.       UNDERPAYMENT OF REINSURANCE PREMIUM............................   5
    e.       RETURN OF REINSURANCE PREMIUM..................................   5
    f.       UNEARNED PREMIUMS..............................................   5

10. PREMIUM TAX REIMBURSEMENT...............................................   5

11. DAC TAX AGREEMENT.......................................................   6

12. REPORTS.................................................................   7


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13. RESERVES FOR REINSURANCE................................................   7

14. DEATH CLAIMS............................................................   7
    a.       NOTICE OF DEATH................................................   7
    b.       PROOFS.........................................................   7
    c.       DEATH CLAIMS PAYABLE...........................................   7
    d.       AMOUNT AND PAYMENT OF DEATH CLAIMS.............................   7
    e.       CONTESTED CLAIMS...............................................   8
    f.       CLAIM EXPENSES.................................................   8
    g.       EXTRACONTRACTUAL DAMAGES.......................................   8

15. POLICY CHANGES..........................................................   9
    a.       NOTICE.........................................................   9
    b.       INCREASES......................................................   9
    c.       REDUCTIONS OR TERMINATIONS.....................................   9
    d.       RISK CLASSIFICATION CHANGES....................................   9
    e.       EXCHANGES, CONVERSIONS AND OTHER POLICY CHANGES................  10
    f.       EXTENDED TERM AND REDUCED PAID-UP INSURANCE....................  10

16. POLICYHOLDER REINSTATEMENTS.............................................  10
    a.       AUTOMATIC REINSTATEMENT........................................  10
    b.       FACULTATIVE REINSTATEMENT......................................  10
    c.       PREMIUM ADJUSTMENT.............................................  10
    d.       NONFORFEITURE REINSURANCE TERMINATION..........................  10

17. INCREASE IN RETENTION...................................................  10
    a.       NEW BUSINESS...................................................  10
    b.       RECAPTURE......................................................  11

18. ERROR AND OMISSION......................................................  11

19. INSOLVENCY..............................................................  12

20. ARBITRATION.............................................................  12
    a.       GENERAL........................................................  12
    b.       NOTICE.........................................................  12
    c.       PROCEDURE......................................................  13

21. OFFSET..................................................................  13

22. GOOD FAITH; FINANCIAL SOLVENCY..........................................  13

23. TREATMENT OF CONFIDENTIAL INFORMATION...................................  14

24. TERM OF THIS AGREEMENT..................................................  14

25. MEDICAL INFORMATION BUREAU..............................................  14

26. SEVERABILITY............................................................  14


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                              Listing of Schedules:

SCHEDULE A - COVERAGE AND LIMITS

1.    Plans Reinsured
2.    Automatic Portion Reinsured
3.    Ceding Company's Maximum Dollar Retention Limits
4.    Reinsurers' Automatic Acceptance Limits
5.    Automatic In Force and Applied for Limits
6.    Premium Due
7.    Recapture Period
8.    Net Amount at Risk
9.    Additional Underwriting Requirements


SCHEDULE B - AUTOMATIC REINSURANCE PREMIUMS

1.    Life Insurance
2.    Age Basis
3.    Facultative Rate Limit

SCHEDULE C - REPORTING INFORMATION

Information on Risks Reinsured
Policy Exhibit Summary
Reserve Credit Summary
Accounting Summary

SCHEDULE D - FACULTATIVE FORMS

Application for Reinsurance
Notification of Reinsurance

                 AUTOMATIC AND FACULTATIVE REINSURANCE AGREEMENT

1.    PARTIES TO AGREEMENT.

      This Agreement is solely between the Reinsurer and the Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company and the Reinsurer will not disclose the other's name to these third parties with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior written approval for the use of its own name, or as required by law.

      The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until this Agreement terminates for new business or the underlying policies are no longer in force, whichever occurs later. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.    REINSURANCE BASIS.

      This Agreement, including the attached Schedules, states the terms and conditions of automatic and facultative reinsurance that is on a Yearly Renewable Term basis. This Agreement is applicable only to reinsurance of policies directly written by the Ceding Company. Any policies acquired through merger with another company, reinsurance, or purchase of another company's policies are not included under the terms of this Agreement.

3.    AUTOMATIC REINSURANCE TERMS.

      The Ceding Company agrees to cede and the Reinsurer agrees to automatically accept contractual risks on the life insurance plans shown in Section 1 of Schedule A, subject to the following requirements:

      a.    CONVENTIONAL UNDERWRITING.

            Automatic reinsurance applies only to insurance applications underwritten by the Ceding Company with conventional underwriting and issue practices that are consistently applied. Conventional underwriting and issue practices are those customarily used and generally accepted by the Ceding Company. Some examples of non-customary underwriting practices that are not accepted for automatic reinsurance under this Agreement are table-shaving programs, guaranteed issue, any form of simplified underwriting, short-form applications, any form of non-customary non-medical underwriting limits, or internal or external policy exchanges that do not require conventional underwriting. An example of an unacceptable issue practice is the issuance of a policy that has contestability or suicide clauses with time limitations that are shorter than those customarily used by the Ceding Company. Ceding Company's contestability and suicide clauses are not less than 2 years.

            The Ceding Company must comply with Additional Underwriting Requirements at least as restrictive as those set forth in Section 9 of Schedule A. The Additional Underwriting Requirements may be changed by the Reinsurer. The Reinsurer will provide 120 days advance written notice to the Ceding Company before the effective date of such change.


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
      b.    RETAINED PERCENTAGE.

            The Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each policy equal to its quota share percentage of the policy as set forth in Section 2 of Schedule A. If the Ceding Company's scheduled retained quota share percentage is zero, automatic reinsurance is not available.

      c.    AUTOMATIC ACCEPTANCE LIMITS.

            On any one life, the amount automatically reinsured under all agreements with all reinsurers must not exceed the Reinsurers' Automatic Acceptance Limits shown in Section 4 of Schedule A.

      d.    AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.

            The total amount of life insurance in force and applied for with all companies, of which the Ceding Company is aware, must not exceed the In Force and Applied For Limit shown in Section 5 of Schedule A.

      e.    RESIDENCE.

            Each insured must be a resident of the United States or Canada at the time of issue.

      f.    MINIMUM CESSION.

            There is no minimum cession requirement.

      g.    NO PRIOR FACULTATIVE SUBMISSIONS.

            To be eligible for automatic reinsurance, the risk must not have been submitted on a facultative basis to the Reinsurer or any other reinsurer.

4.    AUTOMATIC REINSURANCE NOTICE PROCEDURE.

      After the policy has been paid for and delivered, the Ceding Company will submit all relevant individual policy information, substantially similar to what is defined in Schedule C, in its next statement to the Reinsurer.

5.    FACULTATIVE REINSURANCE.

      The Ceding Company may apply for facultative reinsurance with the Reinsurer on a risk if the automatic reinsurance terms are not met, or if the terms are met and it prefers to apply for facultative reinsurance. If the Ceding Company wishes to obtain a facultative quote from other reinsurers on a risk eligible for automatic reinsurance, the risk must also be submitted to the Reinsurer for a facultative offer. The following items must be submitted to obtain a facultative quote:

      a. A form substantially similar to the Reinsurer's "Application for Reinsurance" form shown in Schedule D.

      b. Copies of the original insurance application, medical examiner's reports, financial information, and all other papers and information obtained by the Ceding Company regarding the insurability of the risk.

      After receipt of the Ceding Company's application, the Reinsurer will promptly examine the materials and notify the Ceding Company either of the terms and conditions of the Reinsurer's offer for facultative reinsurance or that no offer will be made. The Reinsurer's offer expires 120 days after the offer is made, unless the written offer specifically states otherwise. If the Ceding Company accepts the Reinsurer's offer, then the Ceding Company will note its acceptance in its underwriting file and mail, as soon as possible but no later than 90 days, a formal reinsurance cession to the Reinsurer using a form substantially similar to the "Notification of Reinsurance" form shown in Schedule D. If the Ceding Company does not accept the Reinsurer's offer, then the Ceding Company will notify the Reinsurer in writing, as soon as possible. Automatic reinsurance rates can be used for facultative business up to the Facultative Rate Limits shown in Section 3 of Schedule B.

6.    COMMENCEMENT OF REINSURANCE COVERAGE.

      Commencement of the Reinsurer's reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

      a.    AUTOMATIC REINSURANCE.

            The Reinsurer's reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and terminate simultaneously with the Ceding Company's contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

      b.    FACULTATIVE REINSURANCE.

            The Reinsurer's reinsurance coverage for any policy that is ceded facultatively under this Agreement will begin when:

            i.    The Ceding Company accepts the Reinsurer's offer; and

            ii.   The policy has been issued.

            Reinsurer's reinsurance coverage for any policy that is ceded facultatively under this Agreement will terminate simultaneously with the Ceding Company's contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

      c.    PRE-ISSUE COVERAGE.

            The Reinsurer will not be liable for benefits paid under the Ceding Company's conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage under
            Article 3 of this Agreement are met. The Reinsurer's liability under the Ceding Company's conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

            i.    The Automatic Acceptance Limits with the Reinsurer shown in
                  Section 4 of Schedule A.

            ii. The amount for which the Ceding Company is liable, less the amount retained pursuant to Section 2 of Schedule A, less any amount of reinsurance with other reinsurers.

            The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

            In the event that the Ceding Company's rules with respect to cash handling and the issuance of conditional receipt or temporary insurance are not followed, the Reinsurer will participate in the liability if the conditions for automatic reinsurance are met and the Ceding Company does not knowingly allow such rules to be violated or condone such a practice. Such liability shall be limited to the lesser of i or ii above. As in all cases, the provisions of Article 14 apply to such a claim.

7.    BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES.

      a.    LIFE REINSURANCE.

            Reinsurance shall be on a first dollar quota share basis. The amount reinsured on a policy is the policy's net amount at risk less the net amount at risk retained by the Ceding Company less any net amount at risk assumed by other reinsurers. The Ceding Company's quota share percentage is shown in Section 2 of Schedule A. The Ceding Company's Maximum Dollar Retention Limit on each life, or both lives for joint policies, is shown in Section 3 of Schedule A. The net amount at risk is defined in Section 8 of Schedule A. The reinsurance premiums per $1000 are shown in Section 1 of Schedule B.

      b.    SUPPLEMENTAL BENEFITS.

            Supplemental benefits are not reinsured under this Agreement.

      c.    TABLE RATED SUBSTANDARD PREMIUMS.

            If the Ceding Company's policy is issued with a table rated substandard premium, the reinsurance premiums shown in Section 1.g of Schedule B will apply.

      d.    FLAT EXTRA PREMIUMS.

            If the Ceding Company's policy is issued with a flat extra premium, the reinsurance premiums shown in Section 1.h of Schedule B will apply.

      e.    PREMIUM ADJUSTMENTS.

            The reinsurance premium rates are not guaranteed. The Reinsurer reserves the right to change the rates at any time. If the Reinsurer changes the rates, it will give the Ceding Company 90 days' prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period. The maximum reinsurance premiums are equal to the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates applicable at the policy issue date.

            In the event the Reinsurer increases the reinsurance premium rates without an increase by the Ceding Company to the policyowner cost of insurance rates, the Ceding Company will have the right to cancel this Agreement on or after the effective date of the reinsurance premium rate increase. Such right to cancel shall be exercised by providing the Reinsurer with a written notice of Ceding Company's intent to recapture ceded business. If the Ceding Company exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee and Reinsurer will not be obligated to reimburse Ceding Company for any unearned premiums.

8.    CASH VALUES OR LOANS.

      This Agreement does not provide reinsurance for cash surrender values. In addition, the Reinsurer will not participate in policy loans or other forms of indebtedness on reinsured business.

9.    PAYMENT OF REINSURANCE PREMIUMS

      a.    PREMIUM DUE.

            The reinsurance premiums for each reinsurance cession are due as shown in Section 6 of Schedule A.

      b.    FAILURE TO PAY PREMIUMS.

            If the reinsurance premiums are 60 days past due, for reasons other than those due to error or omission as defined below in Article 18, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days' prior written notice during which time the Ceding Company can cure the default by payment of the premium. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated reinsurance premiums to the termination date. The Ceding Company agrees that it will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

      c.    OVERPAYMENT OF REINSURANCE PREMIUM.

            If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

      d.    UNDERPAYMENT OF REINSURANCE PREMIUM.

            If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article 18, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Article 9.b., above.

      e.    RETURN OF REINSURANCE PREMIUM.

            If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than paying the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

            This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

      f.    UNEARNED PREMIUMS.

            Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

10.   PREMIUM TAX REIMBURSEMENT.

      The Reinsurer will not reimburse the Ceding Company for premium taxes.

11.   DAC TAX AGREEMENT.

      Reinsurer and the Ceding Company each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code, the "Code", and, hereby agree to the following terms pursuant to Section 1.848-2
      (g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

      a. The term "party" refers to either Reinsurer or the Ceding Company, as appropriate.

      b. The terms used in this Article are defined by reference to Regulation 1.848-2.

      c. Any joint election by the parties under the Regulation for this Agreement will take effect beginning with the first taxable year ending after December 31, 2000 and will be effective for all subsequent taxable years in which the relevant agreement is in force, unless the parties jointly revoke any such election with the consent of the IRS Commissioner.

      d.    Each party shall attach a schedule, substantially in the form of
            Exhibit I attached to this Agreement, to its federal income tax return for the taxable years ending after the date the election is effective which identifies this Agreement for which the joint election under the Regulation has been made.

      e. Unless the joint election between the parties has been revoked or terminated under clause (c) above, the party with net positive consideration, as defined in the Regulation promulgated under Code
            Section 848, for such Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of
            Section 848(c)(1).

      f. The parties will exchange information pertaining to the aggregate amount of net consideration for all reinsurance agreements in force between them, to insure consistency for purposes of computing specified policy acquisition expenses.

      g. The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

      h. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year;

      i. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

12.   REPORTS.

      The administering party is the Ceding Company. The reporting period is monthly. For each reporting period, the Ceding Company will submit a statement to the Reinsurer with information that is substantially similar to the information displayed in Schedule C. The statement will include information on the risks reinsured with the Reinsurer, premiums owed, policy exhibit activity, and an accounting summary. Within 15 days after the end of each calendar quarter, the Ceding Company will submit a reserve credit summary similar to that shown in Schedule C.

13.   RESERVES FOR REINSURANCE.

      Statutory reserves shall be held by the Reinsurer on the Reinsurer's portion of the risks reinsured hereunder.

14.   DEATH CLAIMS.

      a.    NOTICE OF DEATH.

            The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim arising from a death of an insured under a policy reinsured.

      b.    PROOFS.

            The Ceding Company will promptly provide the Reinsurer with proper death claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death claim, and an itemized statement of the death claim benefits paid by the Ceding Company under the policy.

      c.    DEATH CLAIMS PAYABLE.

            Death claims are payable only as a result of the actual death of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the issuing company's in force policy. Except for accelerated death benefits for terminally ill insured individuals (certified by a physician as having an illness or physical condition that can reasonably be expected to result in death in 12 months or less after the date of certification), for which benefits are contractually provided under the issuing company's policy, and which are reinsured hereunder, no acceleration nor estimation of death claims on living individuals is permitted, will not be due, owing or payable, nor form the basis of any claim against the Reinsurer whatsoever.

      d.    AMOUNT AND PAYMENT OF DEATH CLAIMS.

            After the Reinsurer receives proper death claim notice, proofs of the death claim, and proof of payment of the death claim by the Ceding Company, the Reinsurer will promptly pay the reinsurance death benefits due and owing to the Ceding Company in one lump sum. The Ceding Company's contractual liability for death claims is binding on the Reinsurer. The maximum death benefit payable before interest to the Ceding Company under each reinsured policy is the net amount at risk specifically reinsured hereunder; the Reinsurer will not be nor become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement. The total reinsurance in all companies on a policy shall not exceed the Ceding Company's total contractual liability on the policy, less the net amount at risk retained by the Ceding Company on the policy. The excess, if any, of the total reinsurance in all companies plus the Ceding Company's retention used on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

            The Reinsurer will pay its proportionate share of interest paid by the Ceding Company on a claim as required by state statute or policy provision.

      e.    CONTESTED CLAIMS.

            1) The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. The Reinsurer will notify the Ceding Company, in writing, of its decision whether or not to participate in any such action after the Reinsurer receives from the Ceding Company a complete claim file and all facts relevant to the contest, compromise, or litigation of such claim. If the Ceding Company's contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer's net liability bears to the sum of the net liability of all reinsurers plus the net liability of the Ceding Company on the insured's date of death. If the Reinsurer accepts the decision to contest, the Reinsurer shall share in the expense of any contest, compromise or litigation of a claim subject to the terms of paragraphs f and g below.

            2) If the Reinsurer should decline to participate in the contest, compromise or litigation, the Reinsurer will then release all of its liability by paying the Ceding Company its full share of reinsurance and not sharing in any subsequent reduction in liability.

      f.    CLAIM EXPENSES.

            The Reinsurer will pay its proportional share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. However, claim expenses do not include routine claim and administration expenses, including the Ceding Company's home office expenses. The Reinsurer will not reimburse the Ceding Company for settlements voluntarily made by the Ceding Company as a result of any fault or wrongdoing on the part of the Ceding Company, its agents or representatives. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

      g.    EXTRACONTRACTUAL DAMAGES.

            The Reinsurer will not participate in and shall not be liable to pay the Ceding Company or others for any amounts in excess of the Reinsurer's share of the net amount at risk on the mortality risk reinsured hereunder. Extracontractual damages or liabilities and related expenses and fees are specifically excluded from the reinsurance coverage provided under this Agreement. Extracontractual damages are any damages awarded against the Ceding Company, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the Ceding Company in connection with the mortality risk insurance reinsured under this Agreement.

            The excluded extracontractual damages shall include, by way of example and not limitation:

            i.    Actual and consequential damages;
            ii.   Damages for emotional distress or oppression;
            iii.  Punitive, exemplary or compensatory damages;
            iv.   Statutory damages, fines, or penalties;

            v. Amounts in excess of the risk reinsured hereunder that the Ceding Company pays to settle a dispute or claim;
            vi.   Third-party attorney fees, costs and expenses.

            However, for claim denials and rescissions, the Reinsurer will reimburse the Ceding Company for the Ceding Company's extracontractual damages that result from the Reinsurer's actions that directly and proximately cause such extracontractual damages. Any such reimbursement will be in proportion to the Reinsurer's direct and proximate participation in the actions that lead to the extracontractual damages.

            However, if the Reinsurer receives a complete claim file and all facts relevant to the contest, compromise, or litigation of such claim, and the Reinsurer agrees in writing to participate in such contest, compromise or litigation, then the Reinsurer will share proportionally in damages awarded against the Ceding Company as such damages relate to the death claim.

15.   POLICY CHANGES.

      a.    NOTICE.

            If a reinsured policy is changed, a corresponding change will be made in the reinsurance for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company's next accounting statement.

      b.    INCREASES.

            If the face amount on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase on the reinsured policy will be administered the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, then the increase will be automatically accepted by the Reinsurer, but the total amount of reinsurance is not to exceed the Reinsurers' Automatic Acceptance Limits shown in Section 4 of Schedule A. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

      c.    REDUCTIONS OR TERMINATIONS.

            If the face amount on a reinsured policy is reduced, then reinsurance will be reduced proportionately so that the portion reinsured, as outlined in Section 2 of Schedule A, remains the same. If a reinsured policy is terminated, then reinsurance will cease on the date of such termination.

            Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place.

      d.    RISK CLASSIFICATION CHANGES.

            If a policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company's Underwriting Guidelines. Risk classification changes on facultative policies will be subject to the Reinsurer's approval.

      e.    EXCHANGES, CONVERSIONS AND OTHER POLICY CHANGES.

            Exchanges, replacements or other changes in the insurance reinsured with the Reinsurer, where not fully underwritten as a new issue, will continue to be ceded to the Reinsurer. The rates will be those in effect at issuance of the original policy, based on the original issue age, duration since issuance of the original policy and original underwriting class. When these changes are fully underwritten, the policy will be administered the same as the issuance of a new policy.

      f.    EXTENDED TERM AND REDUCED PAID-UP INSURANCE.

            When a reinsured policy changes to extended term or reduced paid-up insurance, the Ceding Company will notify the Reinsurer of the new amount of reinsurance. The reinsurance rates will remain the same as the rates used for the original policy and will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

16.   POLICYHOLDER REINSTATEMENTS.

      a.    AUTOMATIC REINSTATEMENT.

            If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance using conventional underwriting practices, the Reinsurer's reinsurance for that policy will be reinstated.

      b.    FACULTATIVE REINSTATEMENT.

            If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, and the Ceding Company requires underwriting approval prior to reinstatement, then the Ceding Company will resubmit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

      c.    PREMIUM ADJUSTMENT.

            The reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged its policyholder for the reinstatement.

      d.    NONFORFEITURE REINSURANCE TERMINATION.

            If the Ceding Company has been requested to reinstate a policy that was reinsured while on extended term or reduced paid-up then such reinsurance will terminate and either automatic or facultative reinstatement procedures will be followed.


17.   INCREASE IN RETENTION.

      a.    NEW BUSINESS.

            If the Ceding Company increases its Maximum Dollar Retention Limits listed in Section 3 of Schedule A, then it may, at its option and with 90 days' written notice to the Reinsurer, increase its Maximum Dollar Retention Limits shown in Section 3 of Schedule A for policies issued after the effective date of the Maximum Dollar Retention Limit increase.

            A change to the Ceding Company's Maximum Dollar Retention Limits will not affect the reinsured policies in force except as specifically provided in paragraph 17b, below. Furthermore, unless agreed between the parties, an increase in Ceding Company's Maximum Dollar Retention Limits will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

      b.    RECAPTURE.

            If the Ceding Company increases its Maximum Dollar Retention Limits listed in Section 3 of Schedule A, then it may, with 90 days' written notice to the Reinsurer, reduce or recapture the reinsurance in force subject to the following requirements:

            i. An in-force cession is not eligible for recapture until it has been reinsured for the minimum number of years shown in
                  Section 7 of Schedule A. The effective date of the reduction in reinsurance will be the later of the first policy anniversary following the expiration of the 90-day notice period to recapture and the policy anniversary date when the required minimum number of years is attained.

            ii. On all policies eligible for recapture, reinsurance will be reduced by the amount necessary to increase the total insurance retained up to the new Maximum Dollar Retention Limits.

            iii. If more than one policy per life is eligible for recapture, then any recapture must be effected beginning with the policy with the earliest issue date and continuing in chronological order according to the remaining policies' issue dates.

            iv. The Ceding Company may not rescind its election to recapture for policies becoming eligible at future anniversaries.

            v. Recapture of reinsurance will not be allowed on any policy for which the Ceding Company did not keep its Maximum Dollar Retention Limit at issue. The Ceding Company's Maximum Dollar Retention Limits are stated in Section 3 of Schedule A.

            vi. If any policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in the Reinsurer's reinsurance on that policy will be in proportion to the total amount of reinsurance on the life with all reinsurers.

            vii. Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer.

            However, if the Reinsurer has given the Ceding Company written notice of a reinsurance premium rate increase and the Ceding Company Exercises their right to recapture as set forth in Article 7.e, restrictions i. and v. above shall not apply.

18.   ERROR AND OMISSION.

      Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

      This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

19.   INSOLVENCY.

      In the event that the Ceding Company is deemed insolvent, all reinsurance death claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such death claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the death claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such death claim and interpose, at its own expense, in the proceeding where such death claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same death claim and a majority in interest (determined with respect to shares of net amount at risk) elects to interpose a defense or defenses to any such death claim, the expense will be apportioned among the reinsurers in the same proportion that the reinsurer's net liability bears to the sum of the net liability of all reinsurers on the insured's date of death.

20.   ARBITRATION.

      a.    GENERAL.

            Notwithstanding any other provision, all disputes and other matters in question between the parties, arising out of, or relating to this Agreement, shall be submitted exclusively to arbitration upon the written request of either party; except a party shall not be prevented from filing and prosecuting a suit in a court of competent jurisdiction solely for the purpose of obtaining equitable relief, including for example, but not limited to, injunction or enforcement of subpoenas. The disputes and matters subject to arbitration include, but are not limited to disputes upon or after termination of this Agreement, and issues respecting the existence, scope, and validity of this Agreement. The arbitrators are to seek efficiencies in time and expense. The arbitrators are not bound to comply strictly with the rules of evidence. The arbitration panel also has, for example, the authority to issue subpoenas to third parties compelling prehearing depositions, and for document production. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators will consider this Agreement an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law.

      b.    NOTICE.

            To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

      c.    PROCEDURE.

            Arbitration will be heard before a panel of three arbitrators. The arbitrators will be active or retired executive officers of life insurance or reinsurance companies; however, these companies will not be either party nor their affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator. In the event that either party should fail to choose an arbitrator within 30 days after the other party has given notice of its arbitrator appointment, the party which has already appointed an arbitrator may choose an additional arbitrator, and the two shall, in turn, choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within 30 days following their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

            Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

            Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator.

            The arbitration panel may, in its discretion, award attorneys' fees, costs, expert witness fees, expenses and interest, all as it deems appropriate to the prevailing party.

21.   OFFSET.

      All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable. The right of offset will not be affected or diminished because of the insolvency of either party.

22.   GOOD FAITH; FINANCIAL SOLVENCY.

      This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their warranties, representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract and the business reinsured hereunder. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired.

      In addition, the Ceding Company affirms that it has disclosed and will continue to disclose to the Reinsurer all matters material to this Agreement, such as its underwriting and policy issues (rules, philosophies, practices, and management personnel), its financial condition, studies and reports on the business reinsured, and any change in its ownership or control. The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company's records relating to this Agreement.

23.   TREATMENT OF CONFIDENTIAL INFORMATION.

      Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information ("Customer/Claimant Information") provided by the Ceding Company to the Reinsurer, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer's retrocessionaires and the Reinsurer's affiliates.

24.   TERM OF THIS AGREEMENT.

      The Ceding Company will maintain and continue the reinsurance provided in this Agreement as long as the policy to which it relates is in force or has not been fully recaptured. This Agreement may be terminated, without cause, for the acceptance of new reinsurance after 90 days' written notice of termination by either party to the other. The Reinsurer will continue to accept reinsurance during this 90-day period. The Reinsurer's acceptance will be subject to both the terms of this Agreement and the Ceding Company's payment of applicable reinsurance premiums. In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement, or becomes insolvent or financially impaired.

25.   MEDICAL INFORMATION BUREAU.

      The Reinsurer is required to strictly adhere to the Medical Information Bureau Rules, and the Ceding Company agrees to abide by these Rules, as amended from time to time. The Ceding Company will not submit a preliminary notice, application for reinsurance, or reinsurance cession to the Reinsurer unless the Ceding Company has an authentic, signed preliminary or regular application for insurance in its home office and the current required Medical Information Bureau authorization.

26.   SEVERABILITY

      In the event that any court, arbitrator, or administrative agency determines any provision or term of this Agreement to be invalid, illegal or unenforceable, all of the other terms and provisions of this Agreement shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. However, in the event this Article is exercised and the Agreement no longer reflects the original intent of the parties, the parties agree to attempt to renegotiate this Agreement in good faith to carry out its original intent.

                                   SCHEDULE A

                               COVERAGE AND LIMITS

1.    PLANS REINSURED:

      The policy plans and riders automatically and facultatively reinsured are:

            Single Life VUL
            Last Survivor VUL
            Automatic Increase Rider
            Four-Year Level Term Rider
            Single Life Level Term Rider
            Policy Split Option Rider

2.    AUTOMATIC PORTION REINSURED:

      The Ceding Company shall retain 25% of the Net Amount at Risk, as defined in Section 8 of Schedule A, up to the Ceding Company's Maximum Dollar Retention Limits as shown in Section 3 of Schedule A, with the remaining amount to be ceded to the pool.

      Subject to the Reinsurers' Automatic Acceptance Limits in Section 4 of Schedule A, the Reinsurer shall reinsure 25% of the Net Amount at Risk up to the Ceding Company's Maximum Dollar Retention Limits and 33% of the Net Amount at Risk beyond the Ceding Company's Maximum Dollar Retention Limit.

      The Ceding Company's retained amount is limited by the Ceding Company's Maximum Dollar Retention Limits; therefore, their retained percentage of the Net Amount at Risk may be less than 25%. The Ceding Company's retained percentage and the Reinsurer's assumed percentage of a policy shall be determined based on the Net Amount at Risk at policy issue. If a policy Net Amount at Risk changes due to a subsequent change in the policy account value, the Ceding Company's retained percentage and the Reinsurer's assumed percentage will not change, unless the Ceding Company's Maximum Dollar Retention Limit is exceeded in which case the Ceding Company will retain less than the retained percentage.

3.    CEDING COMPANY'S MAXIMUM DOLLAR RETENTION LIMITS:

                                 SINGLE LIFE VUL
      Issue Ages               Preferred - Table D         Table E - Uninsurable
        0 - 75                      $1,500,000                    $750,000
        76 - 80                      $150,000                     $150,000

                                LAST SURVIVOR VUL
       Issue Ages              Preferred - Table D         Table E - Uninsurable
         30 - 75                    $2,500,000                   $1,250,000
         76 - 80                     $250,000                     $250,000

4.    REINSURERS' AUTOMATIC ACCEPTANCE LIMITS:

      On each life, the amount automatically reinsured under all agreements with all reinsurers must not exceed 10 times the Ceding Company's Maximum Dollar Retention Limits, as shown above in Section 3 of this Schedule A, subject to a $15,000,000 maximum.

      The total mortality rating on the insurable life shall not be higher than 500% for permanent plans, or the equivalent on a flat extra premium basis.

5.    AUTOMATIC IN FORCE AND APPLIED FOR LIMIT:

      LIFE INSURANCE IN FORCE AND APPLIED FOR LIMIT:

            $50,000,000

6.    PREMIUM DUE:

      Reinsurance premiums are due monthly in advance, regardless of the policy's payment mode.

7.    RECAPTURE PERIOD:

      The minimum number of years for a cession to be reinsured before it is eligible for recapture pursuant to Article 17.b. is 10 years.

8.    NET AMOUNT AT RISK:

      The Net Amount at Risk for purposes of this Agreement is the death benefit amount less the policy account value.

      The net amount at risk on the policies and riders eligible for reinsurance under this Agreement, is defined below:

      Option A Base Policy: The Net Amount at Risk is the Death Benefit minus the Policy Value where the Death Benefit is the greater of the Face Amount or the minimum amount required under Section 7702 of the IRC.

      Option B Base Policy: The Net Amount at Risk is the Death Benefit minus the Policy Value where the Death Benefit is the greater of the Face Amount plus Policy Value or the minimum amount required under Section 7702 of the IRC.

      For purposes of this Agreement, the following will apply:

      The Face Amount is the amount the Ceding Company uses to determine the death benefit and proceeds payable under the policy. The Initial Base Face Amount will be shown in the Policy Data of the policy.

      The Policy Value is the sum of the policy fixed account value and the variable account value.

9.    ADDITIONAL UNDERWRITING REQUIREMENTS:

      The following requirements apply to business reinsured under this Agreement. These requirements are in addition to the conventional underwriting and issue practices described in Section 3.a. of this Agreement.

                              BLOOD PROFILE LIMITS:

      Where permitted by law, a blood profile including an AIDS test is required according to the age and amount conditions described below. The AIDS test is to be an HIV or, when the HIV is not permitted, a T-Cell ratio.

       Issue Ages                               Applied For Amounts
          0-40                                >(or equal to) $250,001
           41+                                >(or equal to) $100,000

                                   SCHEDULE B
          AUTOMATIC REINSURANCE PREMIUMS - YEARLY RENEWABLE TERM BASIS

1.    LIFE INSURANCE:

      a.    Single Life VUL

            Standard annual reinsurance premiums per $1000 reinsured are the below percentages of the 1975-80 Ultimate ALB Table attached to this Schedule B. The first year premium rate is zero. Monthly premium rates are equal to one twelfth of the annual premium rates.

                  Underwriting Class             Male              Female
                      Preferred                   18%                24%
                        Select                    24%                31%
                       Standard                   53%                55%

      b.    Last Survivor VUL

            Standard annual reinsurance premiums per $1000 reinsured are the below percentages of the 1975-80 Ultimate ALB Table attached to this Schedule B, frasierized as set forth in Exhibit II attached to this Schedule B. The first year premium rate is zero. Monthly premium rates are equal to one twelfth of the annual premium rates.

                  Underwriting Class              Male             Female
                      Preferred                    24%               30%
                        Select                     28%               35%
                       Standard                    56%               58%

            There is a minimum renewal annual reinsurance premium of $.12 per $1000.

      c.    Four Year Term Rider

            Standard annual reinsurance premiums per $1000 reinsured are the single life or second to die base plan premium rates.

      d.    Automatic Increase Rider

            Automatically increases policy face amount by 5% of the initial face amount on each of the first ten policy anniversaries. Standard annual reinsurance premiums per $1000 reinsured are the single life or second to die base plan premium rates.

      e.    Single Life Level Term Rider

            Standard annual reinsurance premiums per $1000 reinsured are the single life base plan premium rates.

      f.    Split Policy Option

            Allows insured to exchange the policy for new individual life policies on the life of each person insured. There are no reinsurance premiums for reinsurance of this option. Standard annual reinsurance premiums after exercise of the Split Policy Option will be the single life base plan premium rates, based on the original issue age, duration since issuance of the original policy and the original underwriting classification. The policy split will be on a 50/50 basis and each life must be rated Table 6 or less.

      g. Table rated substandard reinsurance premiums are the appropriate multiple of the standard reinsurance premiums (25% per table).

      h. Flat Extra reinsurance premiums are the following percentages of such premiums charged the insured:

         Permanent flat extra premiums (for more than 5 years duration)

                   First Year                                0%
                 Renewal Years                               90%

          Temporary flat extra premiums (for 5 years or less duration)

                   All Years                                 90%


2.    AGE BASIS:

      Age Last Birthday

3.    FACULTATIVE RATE LIMIT:

      The automatic reinsurance rates in this Agreement can be used for facultative reinsurance.

                                   SCHEDULE C

                             REPORTING INFORMATION

                         INFORMATION ON RISKS REINSURED

            1.    Type of Transaction
            2.    Effective Date of Transaction
            3.    Automatic/Facultative Indicator
            4.    Policy Number
            5.    Full Name of Insured
            6.    Date of Birth
            7.    Sex
            8.    Smoker/Nonsmoker
            9.    Policy Plan Code
            10.   Insured's State of Residence
            11.   Issue Age
            12.   Issue Date
            13.   Duration from Original Policy Date
            14.   Face Amount Issued
            15.   Reinsured Amount (Initial Amount)
            16.   Reinsured Amount (Current Amount at Risk)
            17.   Change in Amount at Risk Since Last Report
            18.   Death Benefit Option (For Universal Life Type Plans)
            19.   ADB Amount (If Applicable)
            20.   Substandard Rating
            21.   Flat Extra Amount Per Thousand
            22.   Duration of Flat Extra
            23.   PW Rider (Yes or No)
            24.   Previous Policies (Yes or No)
            25.   Premiums

                                     SAMPLE

                             POLICY EXHIBIT SUMMARY
                             (LIFE REINSURANCE ONLY)

CEDING COMPANY:   ______________________________________________________________
REINSURER:        ______________________________________________________________
ACCOUNT NO:       ______________________________________________________________
PREPARED BY:      ________________________________  Phone:  (___) ______________
DATE PREPARED:    ______________________________________________________________

TYPE OF REINSURANCE:

            Yearly Renewable Term        ____________________________
            Coinsurance                  ____________________________
            Modified Coinsurance         ____________________________
            Other                        ____________________________

VALUATION DATE: __________

                                              NUMBER OF          AMOUNT OF
                                              POLICIES          REINSURANCE
A.    In Force Beginning
      of Period ___/___/___                  __________    _____________________
B.    New Paid Reinsurance Ceded             __________    _____________________
C.    Reinstatements                         __________    _____________________
D.    Revivals                               __________    _____________________
E.    Increases (Net)                        __________    _____________________
F.    Conversion In                          __________    _____________________
G.    Transfers In                           __________    _____________________
H.    Total Increases (B - G)                __________    _____________________
I.    Deaths                                 __________    _____________________
J.    Maturities                             __________    _____________________
K.    Cancellations                          __________    _____________________
L.    Expiries                               __________    _____________________
M.    Surrenders                             __________    _____________________
N.    Lapses                                 __________    _____________________
O.    Recaptures                             __________    _____________________
P.    Other Decreases (Net)                  __________    _____________________
Q.    Reductions                             __________    _____________________
R.    Conversions Out                        __________    _____________________
S.    Transfers Out                          __________    _____________________
T.    Total Decreases (I - S)                __________    _____________________
U.    Current In Force ___/___/___           __________    _____________________
      (A + H - T)

                                     SAMPLE

                             RESERVE CREDIT SUMMARY

CEDING COMPANY:   ______________________________________________________________
REINSURER:        ______________________________________________________________
ACCOUNT NO:       ______________________________________________________________
PREPARED BY:      ________________________________  Phone:  (___) ______________
DATE PREPARED:    ______________________________________________________________

TYPE OF REINSURANCE:

            Yearly Renewable Term        ____________________________
            Coinsurance                  ____________________________
            Modified Coinsurance         ____________________________
            Other                        ____________________________

VALUATION DATE: __________

TYPE OF RESERVES:

            Statutory                    ____________________________
            GAAP                         ____________________________
            Tax                          ____________________________

                                                                 ISSUE
                                 VALUATION BASIS                 YEAR      IN FORCE       IN FORCE    RESERVE
                     MORTALITY      INTEREST       VALUATION     RANGE      COUNT          AMOUNT     CREDIT
A. Life Insurance    _________      _________      _________   _________   _________     _________   _________
                     _________      _________      _________   _________   _________     _________   _________
B. Accidental
Death Benefit        _________      _________      _________   _________   _________     _________   _________
C. Disability
Active Lives         _________      _________      _________   _________   _________     _________   _________
D. Disability
Disabled Lives       _________      _________      _________   _________   _________     _________   _________
E. Other
Please Explain       _________      _________      _________   _________   _________     _________   _________

                                                                           GRAND TOTAL:  _________

                                     SAMPLE

                               ACCOUNTING SUMMARY

CEDING COMPANY:   ______________________________________________________________
REINSURER:        ______________________________________________________________
ACCOUNT NO:       ______________________________________________________________
PREPARED BY:      ________________________________  Phone:  (___) ______________
DATE PREPARED:    ______________________________________________________________

TYPE OF REINSURANCE:

            Yearly Renewable Term        ____________________________
            Coinsurance                  ____________________________
            Modified Coinsurance         ____________________________
            Other                        ____________________________

VALUATION DATE: __________

                               LIFE           WP            AD          TOTAL
Premiums
      First Year             ________      ________      ________      ________
      Renewal                ________      ________      ________      ________

Allowances
      First Year             ________      ________      ________      ________
      Renewal                ________      ________      ________      ________

Adjustments
      First Year             ________      ________      ________      ________
      Renewal                ________      ________      ________      ________

Net Due REINSURER
      First Year             ________      ________      ________      ________
      Renewal                ________      ________      ________      ________

      TOTAL DUE              ________      ________      ________      ________

           (The above information should be a summary of the detailed information provided to the Reinsurer.)

                                   SCHEDULE D
                                FACULTATIVE FORMS

                          (See attached sample forms.)

                           Application for Reinsurance
                           Notification of Reinsurance